Exhibit 99.1

NEWS RELEASE

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Brenda Rarick

AMD Public Relations

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brenda.rarick@amd.com

Ruth Cotter

AMD Investor Relations

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ruth.cotter@amd.com

AMD Appoints Nicholas Donofrio to Company’s Board of Directors

– 44-year IBM veteran led the company’s innovation and technology –

SUNNYVALE, Calif. — Nov. 17, 2009 — AMD (NYSE: AMD) today announced that Nicholas M. Donofrio, 64, has been appointed to the company’s board of directors. Donofrio spent 44 years at IBM, starting as a logic and memory chip designer and rising to lead the company’s technology strategy and innovation.

“Nick is a highly-respected technology and business leader who has driven some of the industry’s most successful and important technology initiatives during the past four decades,” said Bruce Claflin, chairman, AMD Board of Directors. “He will be a great addition to our board.”

Prior to his retirement from IBM in 2008, Donofrio was an IBM fellow and executive vice president of innovation and technology. His focus on innovation contributed to IBM being awarded the highest number of patents of any company for 13 consecutive years. During his career, Donofrio held a variety of leadership roles in IBM’s server, advanced workstations, personal computing, manufacturing and semiconductor development divisions.

Donofrio also serves as a board member for The Bank of New York Mellon Corporation and Liberty Mutual. He is on the board of trustees for the Rensselaer Polytechnic Institute and is co-chair of the New York Hall of Science Board of Trustees.

Donofrio holds a bachelor’s degree from the Rensselaer Polytechnic Institute and a master’s degree from Syracuse University.

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